SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549



                            FORM 8-K




                         CURRENT REPORT


             Pursuant to Section 13 or Section 15(d)
             of the Securities Exchange Act of 1934



                Date of Report - January 24, 1994




            CENTRAL HUDSON GAS & ELECTRIC CORPORATION
     (Exact name of Registrant as specified in its charter)



          New York                  1-3268           14-0555980
 (State or other jurisdiction   (Commission File   (IRS Employer
     of incorporation)               Number)      Identification
                                                        Number)


284 South Avenue, Poughkeepsie, New York            12601-4879
(Address of principal executive offices)            (Zip Code)



Registrant's telephone number, including area code (914) 452-2000

            CENTRAL HUDSON GAS & ELECTRIC CORPORATION


Item 5.   Other Events.

          Catskill Incident.

          1. PSC Reference is made to (i) Registrant's Annual Report, on Form 10-K, for the fiscal year ended December 31, 1992, as amended by amendment No. 1 to Annual Report on Form 10-K/A, dated July 15, 1993 (as amended the "10-K Report") and to the caption "Catskill Incident" in Item 3 (Legal Proceedings) thereof, (ii) Registrant's Quarterly Report on Form 10-Q for the quarter by period ended March 31, 1993 and to the caption "Catskill Incident" in Item 1 (Legal Proceedings) on Part II thereof, and (iii) Registrant's Current Report, on Form 8-K, dated September 9, 1993, in Item 5 (Other Events) thereof for discussions of the November 1992 explosion in a dwelling in Registrant's gas service territory in Catskill, New York, which resulted in personal injuries, including the death of an occupant, and property damage; the approval of the Public Service Commission of the State of New York ("PSC") of the commencement of a penalty action against the Registrant; the Order of the PSC ("Compliance Order") mandating compliance by Registrant with the PSC's gas safety code rules which require the replacement of undermined cast iron pipes; and the results of an investigation by the National Transportation Safety Board.

          The PSC, by Order issued and effective January 7, 1994, ordered that (i) an Agreement, dated as of December 6, 1993, between Registrant and Staff of the PSC ("Agreement") is approved and (ii) the Compliance Order is withdrawn. Pursuant to the Agreement, which expires on December 31, 1998, the following matters were effected:

          1) The PSC agreed not to seek a penalty, fine or an assessment from the Registrant, or otherwise seek indirectly to achieve a similar result through the ratemaking process, in connection with the Catskill incident.

          2) Registrant agreed to certain improvements in its gas operations and in the effectiveness of the working relationship between Registrant and the Staff of the PSC, including the following:

               a) Development and implementation of a customer services reorganization, a communications program with the PSC, the establishment of four (4) permanent customer service training centers, a gas training and development program, a quality assurance program, a quality control program, and a program for evaluating and replacing cast iron and unprotected steel pipeline facilities. Replacement expenditures for cast iron and unprotected steel pipeline facilities will aggregate at least $2,794,000 during a period commencing 1994 through 1997 determined as follows: The Agreement recognizes, as a base amount, that Registrant's capital expendi-tures for cast iron pipe replacement in 1992 amounted to $261,000. The Agreement obli-gates Registrant to spend in excess of such base amount at least $500,000 in each of the years 1994 through 1996 and $250,000 in 1997.

               b) The shareholders of the Company, in 1994, will contribute an aggregate of $500,000 toward the costs of the Company's investment in the four training centers and in the replacement of cast iron and unprotected steel pipeline facilities and in each of 1995 and 1996, the Company's shareholders will contribute $500,000 toward the costs of the replacement of cast iron and unprotected steel pipeline facilities. The contribution of shareholders in 1997 toward the costs of the replacement of cast iron and unprotected steel pipeline facilities is described in (c) below.

               c) The Agreement contains a Balanced Incentive Program with respect to the Company's investment in 1997 in the replacement of cast-iron and unprotected steel pipeline facilities. The Balanced Incentive Program identifies 35 tasks that the Company has agreed to complete by specified dates. If the Company completes 31 or fewer of the tasks in a timely manner, the 1997 sharehold-er costs for the replacement of cast iron and unprotected steel pipeline facilities will be $500,000. If the Company completes 32, 33 or 34 of the tasks in a timely manner, the 1997 shareholder costs for the replacement of cast iron and unprotected steel pipeline facili-ties will be $250,000. If the Company completes all 35 of the tasks in a timely manner, the 1997 shareholder costs for the replacement of cast iron and unprotected steel pipeline facilities will be zero.

          2. U.S. Department of Transportation As a result of an investigation of the Catskill incident conducted by the Office of Pipeline Safety ("OPS") (the OPS is part of the Research and Special Program Administration of the U.S. Department of Trans-portation "DOT") pursuant to the Natural Gas Pipeline Safety Act, the OPS issued a Notice of Proposed Violation and Proposed Civil Penalty in December 1992. By Final Order, issued December 2, 1993, the OPS found that Registrant failed to submit a telephonic report of the Catskill incident to the DOT at the earliest practicable moment following discovery of such incident as required by applicable regulations. Registrant did notify the DOT of the Catskill incident by telephone approximately nine hours and forty-five minutes after such incident. The OPS assessed Registrant a civil penalty of $5,000. Registrant will not appeal such Final Order.

          3. National Transportation Safety Board As described in Registrant's Current Report, on Form 8-K, dated September 9, 1993, the National Transportation Safety Board ("NTSB") in its investigation of the Catskill incident, by letter dated August 23, 1993, determined that the probable cause of such incident was Registrant's failure to follow its procedures and the PSC's code for the immediate replacement of exposed cast iron pipe. The NTSB also recommended that Registrant undertake a remedial program as described in said letter.

          By letter, dated October 22, 1993, Registrant responded that it would undertake such a program.

                            SIGNATURE

          Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                    CENTRAL HUDSON GAS & ELECTRIC CORPORATION
                                 (Registrant)

                  By
                                 JOHN F. DRAIN
                     Vice President - Controller and Treasurer



Dated:  January 24, 1994